Exhibit 99.(n)



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 2 to the Registration Statement of BlackRock California Municipal 2018 Term Trust (Registration No. 333-73144) of our report dated October 19, 2001, relating to the financial statements of BlackRock California Municipal 2018 Term Trust as of October 18, 2001 and for the period then ended in the Statement of Additional Information which is part of such registration statement.

We also consent to the reference to our Firm under the heading "Experts" in the Registration Statement.



/s/ Deloitte & Touche
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Boston, Massachusetts
December 12, 2001